Amendment Number One to
The MITRE Corporation License Agreement
for CyGraph Software

WHEREAS Visium Analytics, LLC (“Licensee”) and The MITRE Corporation (“MITRE”) entered into a Software License Agreement for CyGraph Software dated 27 March 2019 (the “Agreement”); and

WHEREAS the software and documentation comprising the data visualization capability known as CyGraph may be described and claimed in U.S. Patent No. 10,313,382, issued June 4, 2019, and titled “SYSTEM AND METHOD FOR VISUALIZING AND ANALYZING CYBER-ATTACKS USING A GRAPH MODEL” (the "CyGraph Patent"); and

WHEREAS Company and MITRE desire to amend the Agreement for the purpose of conveying exclusive rights to the CyGraph Software, and any claims of the CyGraph Patent that would otherwise be infringed by making, using, selling, or importing for sale the CyGraph Software, contingent on Company’s achievement of certain Milestones as set forth in this Amendment Number One (“Amendment One”), effective _May 7, 2020_____ (the “Amendment One Effective Date”).

NOW, THEREFORE, Company and MITRE, desiring to enter into a legally binding agreement, agree as follows:

1.
All terms and conditions of the Agreement, including all its exhibits and attachments, will remain in full force and effect unless specifically revised in this Amendment One.

2.
Section “License” shall be amended to add the following thereafter:

“(g) Notwithstanding anything to the contrary herein, the parties mutually agree that commencing on Amendment One Effective Date:
1.
MITRE agrees to grant an exclusive, revocable license of the Software, for Licensee to use, copy, and create Derivative Works for a period of two (2) years (“Exclusive Period”). For the purpose of this paragraph, the term “Year” shall mean any given twelve (12) month period. Licensee shall pay MITRE an Exclusivity Fee of (a) $20,000 for Year 1 of the Exclusive Period, and (b) $50,000 for Year 2 of the Exclusive Period. The Exclusivity Fees are payable as following: for Year 1, the first installment of $10,000 is due upon execution of this Amendment One, and the second installment of $10,000 is due at the first anniversary of the Amendment One Effective Date; for Year 2, one payment of $50,000 is due at the second anniversary of the Amendment One Effective Date. MITRE will invoice Licensee for each installment, and Licensee shall pay within thirty (30) days of the invoice date.
2.
Milestones
(i) Milestone No. 1.: Licensee agrees to raise investment capital of at least two (2) million dollars from accredited investors within eighteen (18) months from the Amendment One Effective Date (“Fundraising Period”). Licensee will provide reports to MITRE containing details of investment capital raised when this Milestone No. 1 is achieved, with a summary report at the end of the Fundraising Period. If Licensee fails to achieve Milestone No. 1 within the Fundraising Period, the exclusive license granted in paragraph 1 above is revoked immediately.
(ii) Milestone No. 2.: Licensee agrees to make at least five (5) commercial sales within the Fundraising Period. If Licensee fails to achieve Milestone No. 2 within the Fundraising Period, the exclusive license granted in paragraph 1 above is revoked immediately.
3.
During or after the Fundraising Period, if Licensee raises investment capital in excess of Milestone No. 1, MITRE shall extend, in writing by Amendment to the License Agreement, the Exclusive Period at the rate of twelve (12) months per each one (1) million dollars raised (the “Extended Exclusive Period”), provided however, that the total duration of the exclusive license shall not exceed five (5) years from the Amendment One Effective Date.
4.
During each Year of the Extended Exclusive Period, Licensee shall pay to MITRE an Extended Exclusivity Fee equal to the greater of (i) $50,000 annually or (ii) 6% of gross fees charged to Licensee’s customers for Licensee’s Product for any and all sales of the Licensee Product accrued during the Year. Licensee agrees to follow the procedure as set forth in the Agreement, Section 4.2 “Fees and Payments”, for reporting and paying the Extended Exclusivity Fee.”

3.
Section  4.3 “Change of Control Fees” shall be deleted in its entirety and replaced with the following:

“4.3 Change of Control Fees. In the event that there is a change in control of Licensee’s division that is engaged in commercializing the Licensed Products, whether through sale, merger or acquisition (“Change in Control”), where the corresponding transaction is valued at:
(i) greater than twenty million dollars ($20,000,000) and less than or equal to one hundred million dollars ($100,000,000), then Licensee shall immediately remit to MITRE a one-time fee of one-hundred thousand dollars ($100,000.00); or
(ii) greater than one hundred million dollars ($100,000,000.00) and less than or equal to one billion dollars ($1,000,000,000.00), then Licensee shall immediately remit to MITRE a one-time fee of two-hundred and fifty thousand dollars ($250,000.00) or
(iii) greater than one billion dollars ($1,000,000,000), then Licensee shall immediately remit to MITRE a one-time fee of one million dollars ($1,000,000.00).”

4.
The parties and each individual executing this agreement on behalf of the parties hereto represent and warrant that such individual is duly authorized to execute and deliver this Amendment One on behalf of his or her party.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment One to be effective as of the Amendment One Effective Date.

Visium Analytics, LLC	The MITRE Corporation

By: /s/ Mark Lucky	By: /s/ Vivian C. Coyan
(Signature)	(Signature)

Name: Mark Lucky	Name: Vivian C. Coyan
Title: Chief Executive Officer	Title: Corporate Licensing Manager
Date: May 6, 2020	Date: 7 May 2020